Exhibit 99.1

October 21st, 2004

Southern Peru to acquire Minera México in a stock-for-stock transaction the combination creates the world’s 2nd largest copper company by reserves and the largest Latin American  asset based mining company  listed  on  the NYSE

New York, USA, Lima, Peru, and México City, Mexico.  Southern Peru Copper Corporation (“SPCC”, NYSE:PCU and LSE: PCU, or the “Company”) announced today that it has executed a merger agreement with Americas Mining Corporation (“AMC”), a subsidiary of Grupo Mexico S.A. de C.V. (“Grupo Mexico”, “GMEXICO, BMV: GMEXICO”).  Pursuant to the merger agreement AMC will sell its 99.15% shareholding in its subsidiary Minera Mexico, S.A. de C.V. (“MM”) to SPCC, in return for 67.2 million shares of SPCC.  SPCC’s Board of Directors approved unanimously the merger agreement today following a recommendation to do so by a special committee of independent directors of the Company.  Grupo Mexico is the largest shareholder of SPCC.

The acquisition will be effected through a stock-for-stock transaction.  According to the terms of the Merger Agreement between SPCC, AMC, MM, and their respective affiliates, Americas Sales Company, Inc (“ASC”), a wholly-owned subsidiary of AMC will merge with SPCC Merger Sub, Inc, a subsidiary of SPCC, and will survive as a wholly owned subsidiary of SPCC.  As part of this transaction, SPCC will pay a special transaction dividend in the aggregate amount of US$100 million prior to the closing of the transaction to all of SPCC’s existing shareholders.

The transaction is subject to the favorable vote of holders of at least 2/3 of all outstanding shares and a maximum net debt level of US$1.0 billion in MM, among other customary conditions

This transaction will create a world class mining company, with the second largest copper reserves in the world and the largest copper reserves of any publicly traded company.  After the proposed merger, SPCC will have a sound capital structure with solid financial ratios, and further commodity, portfolio, geographic and market diversity.  Synergies are expected to be realized due to the complementary nature of the investment requirements and operations of SPCC and MM.  The transaction is expected to ultimately result in SPCC having a single class of registered common stock listed on the New York and Lima Stock Exchanges.

The transaction will allow the Company to build on the success of its solid asset base.  The impressive reserves of the copper mines of Minera México give SPCC more options for growth and improve the diversity of its portfolio.  Furthermore it will enable the Company to more efficiently allocate mine production through the newly acquired world class metallurgical facilities and SPCC´s new Ilo smelter.  Importantly, it is earnings and cash flow per share accretive for SPCC shareholders.

Moreover, the transaction will make SPCC a “must own” mining stock, improving investor visibility.

UBS Investment Bank is acting as financial advisor to AMC on this transaction.  Goldman, Sachs & Co. is acting as financial advisor to the special committee of independent directors  of SPCC.

Contacts

Southern Peru Copper Corporation

Investor Relations

Lima, Peru

Raul Jacob

+511 372-1414

Grupo México

Amaranta Guerrero

Media Relations

México City, México

+52-55-5584-9182

Grupo México

Jorge Pulido

Investor Relations

México City, México

+52-55-5080-0050 ext.7174

Overview of the Companies:

Southern Peru Copper Corporation

Southern Peru Copper Corporation (SPCC) is one of the largest companies in Peru and currently the eighth largest copper producer in the world.  The shareholders of SPCC (prior to the execution of this transaction) are, directly or through subsidiaries, as follows: Grupo México (54.2%), Cerro Trading Company (14.2%), Phelps Dodge (14.0%) and other common shareholders 17.6%. SPCC is listed in the NYSE and the Lima Stock Exchange. SPCC is domiciled in Delaware.

Minera México

Minera México is the largest mining company in México and the ninth largest copper producer in the world. It operates two large open pit mines, Cananea, the fourth largest mine in the world in terms of reserves and the first in terms of “years of operation”, and the metallurgical mining complex La Caridad, which includes copper smelting and refining, a wire rod plant and precious metal refining. It also operates four poly-metallic underground mining units.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares, nor is it a solicitation of a proxy to vote in connection with the transaction. For more detailed information about the proposed transaction, interested parties should read the definitive merger agreement that will be filed as an attachment to a Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) —  In addition, SPCC plans to file with the SEC and mail to its shareholders a proxy statement containing information about the proposed transaction, in connection with a special meeting of SPCC’s shareholders that will be held to consider and vote upon matters related to the merger.  Investors and shareholders of SPCC are advised to read the definitive merger agreement and the proxy statement carefully when they become available because they will contain important information about the proposed transaction, the persons soliciting proxies related thereto, their interests in the proposed transaction and related matters. Investors and shareholders may obtain free copies of the proxy statement and other documents filed by SPCC (when available) at the SEC’s website at www.sec.gov. Free copies of the proxy statement will also be available to investors and shareholders from SPCC by directing such requests to the attention of armando.ortega@mm.gmexico.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this report and in other Company statements include statements regarding expected commencement dates of mining or metal production operations, projected quantities of future metal production, anticipated production rates, operating efficiencies, costs and expenditures as well as projected demand or supply for the Company’s products. Actual results could differ materially depending upon factors including the availability of materials, equipment, required permits or approvals and financing, the occurrence of unusual weather or operating conditions, lower than expected ore grades, the failure of equipment or processes to operate in accordance with specifications, environmental risks as well as political and economic risk associated with foreign operations. Results of operations are directly affected by metal prices on commodity exchanges, which can be volatile.